EXHIBIT 99. PRESS RELEASE-


Earthworks Entertainment Secures Multi-Million Dollar Production Funding For Z-Force TV Series Thursday January 6, 11:57 am ET

Company Targets Fall 2005 for TV Series and Merchandise Licensing Kick-Off

LOS ANGELES--(BUSINESS WIRE)--Jan. 6, 2005-- Earthworks Entertainment (OTCBB:EWKE - News) announced today that it has just completed a multi-million dollar financing raise for its Z-Force television series. Earthworks CEO, Peter Keefe, who created the Z-Force property, stated: "The Z-Force TV series production now moves forward full-throttle. The response to the first completed Z-Force episode has been tremendous. Our master plan calls for the first 13 episodes to be completed for the coming Fall 2005 season.

"We believe that the Z-Force is far more than just a mega-hit destined kids entertainment property. We believe that the Z-Force is an empire-builder. I have never seen a better sell-through opportunity in the US & International market for this kind of powerfully captivating property. We plan to use the TV series to launch the Z-Force phenomenon into the 100 billion dollar kids entertainment consumer marketplace."

Please visit our website at http://www.EarthworksEntertainment.com to screen the Z-Force show Sneak Preview and a Nine Dog Christmas video clip.

Earthworks Entertainment creates, produces, markets and distributes high quality children's and family oriented entertainment properties. The Company identifies entertainment properties that it believes have the greatest success potential in the global marketplace. It then develops and markets these properties in exchange for management, production and distribution fees and for a substantial percentage of the worldwide merchandise licensing profits. These entertainment properties are marketed in all areas of commercial licensing including: TV & Home Video, Toys, Video Games, Music, Books, Leisure & Play Items, Gifts & Novelties, Theme Parks, Food & Drink Promotions, and Apparel.

This News Release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Act of 1995. Due to the fact that Earthworks faces competition from other creators, producers, sellers, marketers, distributors and licensors, and due to the uncertainty of the public's response to Earthwork's children's and family entertainment properties, actual results may differ materially from such forward-looking statements.

Contact:
     Earthworks, Los Angeles
     Tom Derby, 877/381-5720
     or
     Peter Keefe 310/589-3985